Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this registration statement of Industrial Enterprises of America, Inc. (formerly Advanced Bio/Chem, Inc.) on Form S-8 of our report, dated July 26, 2004 (except for Notes 1, 3, 8,11,12,13 and 16 as to which the date is November 12, 2004), included in Industrial Enterprises of America, Inc.’s Form 10-KSB for the year ended December 31, 2003, and to all references to our Firm included in this registration statement.

/s/ Fitts, Roberts & Co., P.C.
Houston, Texas
January 24, 2005